FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1998


                                         REGISTRATION NO. 333-44335

============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           -------------------------

                        PRE-EFFECTIVE AMENDMENT NO. 1
                                      TO

                                   FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------
                               MLC HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          Delaware                                     6172                                                54-1817218
(State or other jurisdiction of      (Primary standard industrial classification                (I.R.S. employer identification
 Incorporation or organization)                     code number)                                           number)

                       11150 SUNSET HILLS ROAD, SUITE 110
                             RESTON, VIRGINIA 22090
                                 (703) 834-5710
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                      -----------------------------------

                              STEVEN J. MENCARINI
                            Chief Financial Officer
                               MLC HOLDINGS, INC.
                       11150 Sunset Hills Road, Suite 110
                             Reston, Virginia 22090
                                 (703) 834-5710
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                          BENTON BURROUGHS, JR., ESQ.
                           KATHLEEN L. CERVENY, ESQ.
                              Hazel & Thomas, P.C.
                      3110 Fairview Park Drive, Suite 1400
                          Falls Church, Virginia 22042
                 Tel: (703) 641-4200; Facsimile: (703) 641-4340

                      -----------------------------------

           Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 452(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]





           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq listing fee.

         SEC registration fee                                $10,494
         Nasdaq listing fee                                  $17,500
         Printing and engraving expenses                     $ 3,500
         Legal fees and expenses                             $35,000
         Blue Sky fees and expenses                          $ 2,000
         Accounting fees and expenses                        $15,000
         Miscellaneous                                       $ 3,000
                                                             -------

         Total                                               $86,494
                                                             =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Ninth Article of the Certificate of Incorporation of the Registrant provides:

                 "No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
         Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

         The Tenth Article of the Certificate of Incorporation of the Registrant provides:

                 "The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware General Corporation Law (and in the case of any amendment thereto, to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise including service with respect to an employee benefit plan. The Corporation may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware General Corporation Law, the indemnification provided herein may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware General Corporation Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation's Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Tenth as they apply to the indemnification and advancement of expenses of directors and officers of the Corporation."

         Section 145 of the Delaware General Corporation Law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

                 "(a)     A corporation may indemnify any person who was or is
         a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                 (b) A corporation may indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                 (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                 (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final deposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                 (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                 (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                 (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employer or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                 (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                 (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                 (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 12 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         (a) The Company has sold the following unregistered securities since its inception in 1996:

                 (i) On July 1, 1997 the Company issued 161,329 shares of Common Stock in a private placement.

                 (ii) Effective July 24, 1997, the Company issued 260,978 shares of Common Stock pursuant to an Agreement and Plan of Merger with Compuventures of Pitt County, Inc. ("Compuventures") in exchange for the outstanding shares of Compuventures common stock.

                 (iii) Effective September 29, 1997 the Company issued 498,997 shares of Common Stock pursuant to an Agreement and Plan of Merger with Educational Computer Concepts, Inc. ("ECCI") in exchange for the outstanding shares of ECCI common stock.

                 (iv) The Company has granted options to purchase an aggregate of 482,150 shares of its Common Stock to its officers, directors and employees pursuant to its option and stock purchase plans as of December 3, 1997.

         (b) There were no underwriters, brokers or finders employed in connection with any of the transactions set forth in Item 15(a).

         (c) The issuances described in Item 15(a) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         a.      Exhibits


Exhibit
Number           Description


2.1(4) Agreement and Plan of Merger dated July 24, 1997, by and among MLC Holdings, Inc., MLC Network Solutions, Inc., Compuventures of Pitt County, Inc., and the Stockholders of Compuventures of Pitt County, Inc.

2.2(5) Agreement and Plan of Merger dated September 29, 1997 by and among MLC Holdings, Inc., MLC Acquisition Corp., Educational Computer Concepts, Inc. and the Stockholders of Educational Computer Concepts, Inc.

3.1(5)           Certificate of Incorporation of the Company, as amended

3.2(1)           Bylaws of the Company

4.1(1)           Specimen certificate of Common Stock of the Company


5.1              Opinion of Hazel & Thomas, P.C.


10.1(1)*         1996 Stock Incentive Plan (see 10.21 below for amended version)

10.2(1)* 1996 Outside Directors Stock Option Plan (see 10.23 below for amended version)

10.3(1)* 1996 Nonqualified Stock Option Plan (see 10.24 below for amended version)

10.4(1)* 1996 Incentive Stock Option Plan (see 10.22 below for amended version)

10.5(1) Form of Indemnification Agreement entered into between the Company and its directors and officers.

10.6(1) Lease dated July 14, 1993 for principal executive office located in Reston, Virginia, together with amendment thereto dated March 18, 1996

10.7(1)*         Form of Employment Agreement between the Registrant and
                 Philip G. Norton

10.8(1)*         Form of Employment Agreement between the Registrant and Bruce
                 M. Bowen

Exhibit
Number           Description

10.9(1)*         Form of Employment Agreement between the Registrant and
                 William J. Slaton

10.10(1)*        Form of Employment Agreement between the Registrant and
                 Kleyton L. Parkhurst

10.11(1)         Form of Irrevocable Proxy and Stock Rights Agreement

10.12(1) First Amended and Restated Business Loan and Security Agreement by and between the Company and First Union Bank of Virginia, N.A.

10.13(1) Loan Modification and Extension Agreement by and between the Company and First Union National Bank of Virginia, N.A.

10.14(1) Credit Agreement by and Between the Company and NationsBanc Leasing Corporation

10.15(1)         Loan Modification and Extension Agreement

10.16(2) Text of Loan and Security Agreement dated January 31, 1997 between MLC Group, Inc. and Heller Financial, Inc.

10.17(2) Text of First Amendment to Loan and Security Agreement dated March 12, 1997 between MLC Group, Inc. and Heller Financial, Inc.

10.18(3) Credit Agreement dated as of June 5, 1997, by and between MLC Group, and CoreStates Bank, N.A.

10.19(3)*        Form of Employment Agreement between the Registrant and
                 Thomas B. Howard, Jr.

10.20(3)*        Form of Employment Agreement between the Registrant and
                 Steven J. Mencarini

10.21(5)*        MLC Master Stock Incentive Plan

10.22(5)*        Amended and Restated Incentive Stock Option Plan

10.23(5)*        Amended and Restated Outside Director Stock Option Plan

10.24(5)*        Amended and Restated Nonqualified Stock Option Plan

10.25(5)*        1997 Employee Stock Purchase Plan

10.26(5) Amendment No. 1 dated September 5, 1997 to Credit Agreement dated June 5, 1997 between MLC Group, Inc. and CoreStates Bank, N.A.


21.1(6)          Subsidiaries of the Company

Exhibit
Number           Description


23.1(6)          Consent of Deloitte & Touche LLP



23.2(6)          Consent of Herbein & Company, Inc.



23.3             Consent of Hazel & Thomas, P.C. included in Exhibit 5.1



24.1(6)          Power of Attorney included in Form S-1 signature page



27.1(6)          Financial Data Schedule



99.1(6) Independent Auditor's Report of Herbein & Company, Inc. as to ECCI


-------------------
    * Indicates a management contract or compensatory plan or arrangement.

(1) Incorporated herein by reference to the indicated exhibit filed as part of the Registrant's Registration Statement on Form S-1 (No. 333-11737).

(2) Incorporated herein by reference to Exhibits 5.1 and 5.2 filed as part of the registrant's Form 8-K filed March 28, 1997.

(3) Incorporated herein by reference to the indicated exhibit filed as part of the registrant's Form 10-K filed on June 30, 1997.

(4) Incorporated herein by reference to the indicated exhibit filed as part of the registrant's Form 8-K filed on August 8, 1997.

(5) Incorporated herein by reference to the indicated exhibit filed as part of the registrant's Form 10-Q filed on November 14, 1997.


(6) Previously filed and incorporated herein by reference.


 b. Fianancial Statement Schedule


S-1 Schedule II - Valuation and Qualifying Account for the Three Years Ended
    March 31, 1995, 1996 and 1997 and for the Six Months Ended September 30, 1996 and 1997 (unaudited). Previously filed and incorporated herein by reference.


ITEM 17.         UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunder authorized, in the County of Fairfax, Commonwealth of Virginia, on this 6th day of February, 1998.


                                  MLC HOLDINGS, INC.


                                  By: /s/ PHILLIP G. NORTON
                                     ----------------------------------------
                                     Phillip G. Norton, Chairman of the Board
                                     and Chief Executive Officer





         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                  Capacity                                           Date
---------                                  --------                                           ----

/s/ PHILLIP G. NORTON                      Chairman of the Board, President                   2/6/98
-----------------------                    and Chief Executive Officer
  Phillip G. Norton                        (Principal Executive Officer)


        *
-----------------------                    Executive Vice President and Chief                 2/6/98
  Thomas B. Howard, Jr.                    Operating Officer of MLC Group

Signature                                  Capacity                                           Date
---------                                  --------                                           ----

        *
------------------------                   Director and Executive Vice President              2/6/98
  Bruce M. Bowen



/s/ STEVEN J. MENCARINI
------------------------                   Senior Vice President and                          2/6/98
  Steven J. Mencarini                      Chief Financial Officer
                                           (Principal Financial and Accounting
                                           Officer)




------------------------                   Director
  Jonathan J. Ledecky


         *
------------------------                   Director                                           2/6/98
  Terrence O'Donnell


         *
------------------------                   Director                                           2/6/98
  Carl J. Rickertsen


* By: /s/ PHILLIP G. NORTON
     ----------------------                                                                   2/6/98
     Phillip G. Norton
     Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit No.               Description




 5.1                      Opinion of Hazel & Thomas, P.C.



23.3                      Consent of Hazel & Thomas, P.C. included in Exhibit
                          5.1